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FD
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NexCen Brands Reports First Quarter 2010 Results

Operating Income of $1.7 Million

Cash Generated from Operations of $1.2 Million

Loss from Continuing Operations of ($0.01) Per Diluted Share

NEW YORK – May 17, 2010 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today reported unaudited financial results for the first quarter of 2010.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, stated, “While our revenues reflect continued weakness in the macro environment, we continued to generate positive cash flow from operations.  Additionally, the cost reduction efforts that we implemented in 2009 resulted in our operating income being relatively flat as compared to the prior year.  With that said, exploring alternatives to our capital and debt structure remained our priority throughout the quarter and we are pleased to have recently signed an agreement to sell our franchising business.  The agreement allows us to address our current debt and capital structure in a manner we believe is most favorable for all of our stakeholders.”

First Quarter 2010 Operating Results and Financial Highlights

The operating results and financial highlights for the first quarter ended March 31, 2010 are as follows:

•
Total revenues in the first quarter of 2010 decreased 16% to $10.0 million from $12.0 million in the first quarter of 2009. The decrease is primarily due to current economic conditions, including continued weak credit markets for franchisees and softness in consumer spending and retail traffic.

•
Total operating expenses in the first quarter of 2010 decreased 18.6% to $8.3 million from $10.2 million in the first quarter of 2009.  Total operating expenses in the first quarter of 2010 included $0.1 million in strategic initiative expenses associated with identifying and evaluating alternatives to the Company’s debt and capital structure.  Operating income in the first quarter of 2010 of $1.7 million as compared to $1.8 million in the first quarter of 2009 was essentially flat.  Net loss in the first quarter of 2010 was $0.7 million, or ($0.01) per diluted share compared to a loss of $0.9 million or ($0.02) per diluted share in the first quarter of 2009.

•	Cash generated from operations was $1.2 million in the first quarter of 2010 compared to $0.4 million in the first quarter of 2009.

•	The Company had cash and cash equivalents of $7.7 million as of March 31, 2010, compared to cash and cash equivalents of $7.8 million as of December 31, 2009.

•	The Company’s outstanding debt balance was $136.5 million at March 31, 2010, compared to $138.2 million at December 31, 2009.

•
The Company’s average effective interest rate for its credit facility was 6.4% in the first quarter of 2010, compared to 6.4% in the fourth quarter of 2009, and 6.8% in first quarter of 2009.  The Company’s interest expense was $2.6 million in the first quarter of 2010, compared to $2.6 million in the fourth quarter of 2009, and $2.8 million in first quarter of 2009.

•
Total franchised locations were 1,706 stores at March 31, 2010 versus 1,772 stores at March 31, 2009.  The net decrease of 66 stores, or 3.7%, reflects closures, initiated either by the franchisee or the Company, of underperforming and non-compliant stores.  Total franchised locations were 1,713 at December 31, 2009.

•	The Company executed franchise agreements for 56 new franchise units during the first quarter of 2010, versus franchise agreements for 71 new franchise units in the fourth quarter of 2009.

•
Deferred revenue related to the pipeline for franchise stores to be opened pursuant to executed letters of intent and franchise agreements was $2.4 million at March 31, 2010 as compared to $2.8 million at December 31, 2009.  Total deferred revenue including vendor rebates remained constant at $3.2 million at March 31, 2010 and December 31, 2009.

Agreement to Sell Franchise Business

As previously announced on May 13, 2010, NexCen Brands entered into an agreement to sell its franchise business to an affiliate of Levine Leichtman Capital Partners (“LLCP”), an independent investment firm with significant franchise management experience.  The transaction represents the culmination of a strategic review process that NexCen Brands undertook to identify and evaluate potential alternative approaches to addressing its current debt and capital structure.

This morning, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission that includes copies of the sale agreement with LLCP and the related agreements with the Company’s lender, BTMU Capital Corporation.  The filing also discusses current expectations for the Company following completion of the sale transaction.

Conference Call Information

The Company will be holding a conference call today at 8:30 am EDT to review its financial results for the first quarter of 2010 and discuss its agreement to sell its franchise business.  The conference call may be accessed by dialing 800-944-8766 or 317-713-0002, access code: 27689.  A replay of the call will be available through May 24, 2010, by dialing 1-866-281-6782, access code: 154227.  The broadcast will be available through the ‘Investor Relations’ link at http://www.nexcenbrands.com and will be archived online shortly after the conference call until June 17, 2010.

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which was filed this morning with the Securities and Exchange Commission, is available on the Company’s website at http://www.nexcenbrands.com, under the “Investor Relations” tab, or through the SEC’s website at http://www.sec.gov.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the expectations for the future performance of the Company’s brands and expectations regarding the impact of recent developments on its business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) we may not complete the pending sale transaction on the negotiated terms, within the expected timeframe or at all; (2) we may not obtain the approval of the transaction by our stockholders; (3) we may not obtain governmental approvals of the transaction or satisfy other conditions required to close the transaction; (4) economic conditions may vary and may negatively affect the performance of our business; (5) the effects of disruption from the transaction may make it more difficult to maintain relationships with our employees, franchisees, lender, business partners, vendors and other service providers; (6) the amount and timing of any distribution to our stockholders after completion of the transaction may vary due to various factors within and outside the Company’s control; and (7) other risks and factors, as discussed in the Company’s filings with the Securities and Exchange Commission, including the Current Report on Form 8-K that we filed today with the Securities and Exchange Commission and the Risk Factors set forth in Item 1A of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which we also filed today with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,

	2010	2009

Royalty revenues	$4,941	$5,842
Factory revenues	4,197	4,457
Franchise fee revenues	573	1,330
Licensing and other revenues	303	331
Total revenues	10,014	11,960

Operating expenses:
Cost of sales	(2,680)	(2,837)
Selling, general and administrative expenses:
Franchising	(2,916)	(3,091)
Corporate	(1,416)	(2,084)
Professional fees:
Franchising	(268)	(410)
Corporate	(540)	(837)
Special investigations	—	(33)
Strategic initiative expenses	(149)	—
Depreciation and amortization	(301)	(862)
Total operating expenses	(8,270)	(10,154)

Operating income	1,744	1,806

Non-operating income (expense):
Interest income	47	55
Interest expense	(2,585)	(2,834)
Financing charges	(3)	(33)
Other income, net	146	348
Total non-operating expense	(2,395)	(2,464)

Loss from continuing operations before income taxes	(651)	(658)
Income taxes:
Current	(77)	(74)

Loss from continuing operations	(728)	(732)

Income (loss) from discontinued operations, net of tax	17	(133)

Net loss	$(711)	$(865)

Loss per share from continuing operations – basic and diluted	$(0.01)	$(0.02)
Income (loss) per share from discontinued operations – basic and diluted	0.00	(0.00)
Net loss per share – basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding - basic and diluted	56,952	56,671

 Table 2
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(711)	$(865)
Add: Net (income) loss from discontinued operations	(17)	133
Net loss from continuing operations	(728)	(732)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	11	172
Depreciation and amortization	336	895
Stock based compensation	65	138
Unrealized gain on investment in joint venture	(64)	(267)
Amortization of debt discount	125	139
Amortization of deferred financing costs	222	241
Accrued interest on Deficiency Note	629	540
Changes in assets and liabilities, net of acquired assets and liabilities:
Decrease in trade receivables	573	937
Decrease (increase) in other receivables	105	(91)
(Increase) decrease in inventory	(166)	13
Decrease in prepaid expenses and other assets	317	450
Decrease in accounts payable and accrued expenses	(25	(863)
Decrease in restructuring accruals	(267)	(87)
Increase (decrease) in deferred revenue	46	(995)
Net cash provided by operating activities from continuing operations	1,179	490
Net cash provided by (used in) operating activities from discontinued operations	17	(133)
Net cash provided by operating activities	1,196	357
Cash flows from investing activities:
Decrease (increase) in restricted cash	1,977	(1,000)
Purchases of property and equipment	(787)	(40)
Distributions from joint venture	—	110
Acquisitions, net of cash acquired	—	(131)
Net cash provided by (used in) investing activities	1,190	(1,061)
Cash flows from financing activities:
Principal payments on debt	(2,289)	(296)
Payments of contingent consideration	(200	—
Net cash used in financing activities	(2,489)	(296)
Net decrease in cash and cash equivalents	(103)	(1,000)
Cash and cash equivalents, at beginning of period	7,810	8,293
Cash and cash equivalents, at end of period	$7,707	$7,293
Cash paid for interest	$1,614	$1,931
Cash paid for taxes	$44	$129

Table 3
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)

	March 31, 2010 (Unaudited)	December 31, 2010
Cash and cash equivalents	$7,707	$7,810
Short-term restricted cash	—	1,436
Trade receivables, net of allowances of $1,386 and $1,472, respectively	3,477	4,061
Other receivables	841	946
Inventory	1,289	1,123
Prepaid expenses and other current assets	1,239	1,379
Total current assets	14,553	16,755

Property and equipment, net	3,906	3,262
Investment in joint venture	399	335
Trademarks and other non-amortizable intangible assets	72,522	72,522
Other amortizable intangible assets, net of amortization	4,827	5,020
Deferred financing costs and other assets	3,371	3,770
Long-term restricted cash	439	980
Total assets	$100,017	$102,644

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$6,661	$6,596
Restructuring accruals	45	312
Deferred revenue	3,197	3,151
Current portion of debt, net of debt discount of $728 and $853, respectively	135,795	137,330
Acquisition related liabilities	620	820
Total current liabilities	146,318	148,209
Acquisition related liabilities	209	196
Other long-term liabilities	3,128	3,231
Total liabilities	149,655	151,636

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 57,146,302 shares issued and 56,951,730 outstanding at March 31, 2010 and December 31, 2009	571	571
Additional paid-in capital	2,685,001	2,684,936
Treasury stock, at cost; 194,572 shares at March 31, 2010 and December 31, 2009	(1,757)	(1,757)
Accumulated deficit	(2,733,453)	(2,732,742)
Total stockholders’ deficit	(49,638)	(48,992)
Total liabilities and stockholders’ deficit	$100,017	$102,644